                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-71167

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 26, 1999)                              [AT&T LOGO]
                                 $8,000,000,000

                                   AT&T CORP.

                      $2,000,000,000 5.625% NOTES DUE 2004
                      $3,000,000,000 6.000% NOTES DUE 2009
                      $3,000,000,000 6.500% NOTES DUE 2029

                               ------------------

     The 2004 notes will mature on March 15, 2004, the 2009 notes will mature on March 15, 2009, and the 2029 notes will mature on March 15, 2029. Interest on the notes is payable semiannually on September 15 and March 15, beginning September 15, 1999. We may redeem some or all of the notes at any time. We describe the redemption price under the heading "Description of the Notes -- Optional Redemption" on page S-9 of this prospectus supplement.

     AT&T has applied to have the notes listed on the New York Stock Exchange and the Luxembourg Stock Exchange.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                        PUBLIC OFFERING     UNDERWRITING      PROCEEDS TO
                             PRICE            DISCOUNT            AT&T
                        ---------------    --------------    --------------
Per 2004 Note              99.532%             0.350%           99.182%
Total                   $1,990,640,000       $7,000,000      $1,983,640,000

Per 2009 Note              99.765%             0.450%           99.315%
Total                   $2,992,950,000      $13,500,000      $2,979,450,000

Per 2029 Note              98.936%             0.875%           98.061%
Total                   $2,968,080,000      $26,250,000      $2,941,830,000
                        --------------     --------------    --------------

Combined Total          $7,951,670,000      $46,750,000      $7,904,920,000
(before expenses)

     Interest on the notes will accrue from March 26, 1999 to the date of delivery.

                               ------------------

     The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes, in book-entry form only, to purchasers through The Depository Trust Company, Cedelbank or the Euroclear System, as the case may be, on or about March 26, 1999.

                               ------------------

                          JOINT BOOK-RUNNING MANAGERS
MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY

BLAYLOCK & PARTNERS, L.P.
        BNY CAPITAL MARKETS, INC.
                 CHASE SECURITIES INC.
                          DEUTSCHE BANK SECURITIES
                                  FIRST CHICAGO CAPITAL MARKETS, INC.
                                          LEHMAN BROTHERS
                                                J.P. MORGAN & CO.
                                                      NATIONSBANC MONTGOMERY
                                                         SECURITIES LLC
March 23, 1999

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AS WELL AS INFORMATION WE PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY REFERENCE, IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS SUPPLEMENT ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.
                                ---------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT


                                                              PAGE
                                                              ----
AT&T Corp. .................................................   S-3
Strategic Overview..........................................   S-3
Summary Historical and Pro Forma Financial Data.............   S-5
Ratio of Earnings to Fixed Charges..........................   S-8
Use of Proceeds.............................................   S-8
Description of the Notes....................................   S-8
Clearing and Settlement.....................................  S-15
United States Tax Considerations............................  S-16
Underwriting................................................  S-19
Legal Opinions..............................................  S-21
Experts.....................................................  S-22
Special Note Regarding Forward-Looking Statements...........  S-23
Where You Can Find More Information.........................  S-23
General Information.........................................  S-24


                                   PROSPECTUS

                                                              PAGE
                                                              ----
About this Prospectus.......................................     2
Where You Can Find More Information.........................     2
AT&T Corp. .................................................     3
Use of Proceeds.............................................     4
Ratio of Earnings to Fixed Charges..........................     4
Description of Debt Securities..............................     5
Description of the Warrants.................................     9
Plan of Distribution........................................    10
Legal Opinions..............................................    11
Experts.....................................................    11
Glossary....................................................    13

     The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and related prospectus.

     In this prospectus supplement "we," "our," "us," and "AT&T" refer to AT&T Corp. and its consolidated subsidiaries.

                                   AT&T CORP.

     AT&T is among the world's communications leaders, providing voice, data and video services to large and small businesses, consumers and government agencies. We provide regional, domestic, international, local and Internet communication services, including cellular telephone and other wireless services. We segment our results by primary lines of business: business services, consumer services and wireless services. A fourth category, other and corporate, includes the results of other units and our corporate cost centers.

     Business Services. Our business services segment offers a variety of long distance voice and data services, including domestic and international, inbound and outbound, inter- and intra-LATA toll services, calling card and operator-handled services, and other network enabled services, to business customers. In addition, the business services segment provides local services, Web hosting and other electronic commerce services.

     Consumer Services. Our consumer services segment provides long distance services to residential customers. These services include domestic and international long distance services, inter- and intra-LATA toll services, calling card and operator-handled calling services, and prepaid calling cards. In addition, local service is offered on a limited basis.

     Wireless Services. Our wireless services segment offers wireless voice services and products to customers in 850 MHz markets and newer 1900 MHz markets as well as wireless data services. AT&T Wireless Services is the largest wireless service provider in the United States, based on domestic revenues, and has the greatest number of digital wireless customers.

     Other and Corporate. This group reflects the results of AT&T Solutions, our outsourcing, network-management and professional-services business; local services including Teleport Communications Group Inc. ("TCG"); international operations and ventures; AT&T WorldNet Service, our Internet access services business; and corporate overhead.

     We were incorporated in 1885 under the laws of the State of New York and have our principal executive offices at 32 Avenue of the Americas, New York, New York 10013-2412. Our telephone number is 212-387-5400. Internet users can access information about us and our services at www.att.com. Our web site is not part of this prospectus supplement.

                               STRATEGIC OVERVIEW

     AT&T's strategy is to grow by investing in network facilities to provide advanced, end-to-end communications services directly to our customers, without relying on the networks of other companies. We are moving from the long distance business to the any-distance business, from a domestic carrier to a global company, and from a local cellular provider to a national digital wireless leader. We are investing in Internet protocol, or IP, networks that will carry voice and data traffic together at a lower cost than circuit-switched networks. We are also investing in broadband connections -- high-capacity, high-speed links to homes and businesses -- in order to deliver integrated voice, video and data services to our customers.

RECENT STRATEGIC INITIATIVES

     TCG Merger. We began 1998 by announcing our $11 billion merger with TCG, the largest competitive local exchange carrier in the United States. Our merger with TCG, completed in July 1998, gives us local network facilities to reach business customers in over 80 U.S. markets.

     TCI Merger. We gained broadband connections to one third of U.S. households through our merger with Tele-Communications, Inc. ("TCI"), which we announced in June 1998. In completing the merger on March 9, 1999, AT&T issued approximately 439 million shares of common stock for TCI Group shares, resulting in a total transaction value at the time of the closing of approximately $55 billion. In addition, as part of the transaction TCI combined Liberty Media Group, its programming arm, and TCI Ventures Group, its technology investments unit, to form the new Liberty Media Group. In connection with the closing, the shareholders of TCI's Liberty Media Group and TCI Ventures Group were issued a separate tracking stock by AT&T.

     Through the TCI Group, TCI engages principally in the construction, acquisition, ownership and operation of cable television systems. Through the new Liberty Media Group, TCI engages principally in the provision of satellite-delivered video entertainment, information and home shopping program services to various video distribution media, principally cable television systems.

     BT Joint Venture. In July 1998, we conceived a 50/50 joint venture with British Telecommunications plc to build a 100-economic centers global IP network which is designed to become a leading carrier of global communications traffic. The venture, which will combine certain transborder assets and operations of each company, is subject to certain conditions but is expected to be completed by mid-1999.

     IBM Global Network Acquisition. In December 1998, we agreed to acquire the global network business of IBM for $5 billion. In addition, IBM will outsource a significant portion of its global networking needs to us and we will outsource certain applications processing and data center management operations to IBM. With more than 1,300 dial-up points of presence and dedicated access from more than 850 cities in 59 countries, the global network business serves the networking needs of several hundred large global companies, tens of thousands of mid-sized businesses and more than one million individual Internet users. We expect the acquisition to be completed by mid-1999, subject to the approval of U.S. and foreign regulatory authorities.

     Expanded Wireless Footprint. We continued the expansion of our national digital wireless business. We invested over $1 billion in capital, assumed management control of our joint venture in Los Angeles and agreed to acquire Vanguard Cellular Systems, one of the largest independent cellular telephone operators in the United States covering a population of approximately 6.6 million. The Vanguard acquisition supports AT&T's efforts to reduce roaming rates by permitting AT&T to increase its wireless service area and fill a strategic gap in its wireless footprint in the eastern United States.

     Cable Joint Ventures. Early in 1999, we announced a joint venture with Time Warner, Inc. as well as joint ventures with five TCI affiliates that together with TCI will extend our cable telephony business to over 40 million homes.

     The Time Warner joint venture will offer AT&T-branded cable telephony service to residential and small business customers over Time Warner's existing cable television systems in 33 states. The two companies also agreed to jointly market communications services and to develop other broadband communications services, such as video telephony. Under the terms of the agreement, we will own 77.5% of the joint venture and Time Warner will own 22.5%. The joint venture will acquire exclusive rights to offer residential and small business telephony services over Time Warner's cable systems for 20 years. In return, the joint venture will make a payment to Time Warner per home passed as it upgrades its systems to support two-way communications as well as a monthly fee per telephony subscriber, with guaranteed minimum penetration levels. We will fund the venture's negative cash flow and be responsible for the venture's capital expenditures, including the cost of powering the system, and, as customers sign up for the service, the cost of adding communications equipment to cable nodes and in customers' homes. We expect to close the joint venture in 1999. The transaction is subject to certain conditions, including definitive documentation and various approvals.

     The TCI affiliate joint ventures will offer customers new communications services that feature multiple phone lines per household, along with options such as conference calling, call waiting, call forwarding and individual message centers for family members. AT&T, which expects to own 51% of each of these joint ventures, will have long-term exclusive rights to offer communications services over the systems of each of the five operators in return for one-time payments to be made when the systems meet certain performance milestones and ongoing monthly telephony subscriber payments. The joint ventures are expected to be finalized by mid 1999 and to begin commercial operations in 2000.

OTHER RECENT DEVELOPMENTS

     On March 17, 1999, our Board of Directors declared a three for two split of our common stock, payable on April 15, 1999, to AT&T common shareowners of record on March 31, 1999.

     On March 4, 1999, AT&T Canada Corp. announced an agreement with MetroNet Communications that has the potential to significantly enhance our operations in Canada. MetroNet Communications is Canada's first national provider of local telecommunications services and the country's largest competitive local exchange carrier. The transaction is subject to certain conditions, including definitive documentation and various approvals.

     In March 1999, we completed the $4 billion share repurchase program announced on January 8, 1999. We repurchased approximately 47 million shares of our common stock through this program.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL INFORMATION

     We are providing or incorporating by reference in this prospectus supplement selected historical financial information for AT&T and TCI. We derived this information from audited and unaudited financial statements of AT&T and TCI for the periods presented. The information is only a summary and you should read it together with the financial information included or incorporated by reference to this prospectus supplement. See "Where You Can Find More Information" on page 3 of the prospectus.

AT&T

     In the table below, we provide you with our selected historical consolidated financial data. We prepared this information using our consolidated financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998. We derived the consolidated income statement data below for each of the three years ended December 31, 1998 and the consolidated balance sheet data at December 31, 1998 and 1997 from financial statements audited by PricewaterhouseCoopers LLP, independent accountants. We derived the remaining data from unaudited consolidated financial statements.

                                                  AT OR FOR THE YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------
                                           1998(1)     1997       1996      1995(2)     1994
                                           -------    -------    -------    -------    -------
                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues...............................  $53,223    $51,577    $50,688    $48,449    $46,063
  Operating income.......................    7,487      6,836      8,709      5,169      7,393
  Income from continuing operations......    5,235      4,249      5,458      2,981      4,230
  Weighed average common shares and
     potential common shares
     (millions)..........................    1,800      1,789      1,767      1,741      1,714
  Cash dividends declared per common
     share...............................     1.32       1.32       1.32       1.32       1.32
BALANCE SHEET DATA:
  Cash and cash equivalents..............  $ 3,160    $   318    $   196    $ NA(3)    $ NA(3)
  Total assets...........................   59,550     61,095     57,348     62,864     57,817
  Short-term debt........................    1,171      4,085      2,473     12,168      9,582
  Long-term debt, including capital
     leases..............................    5,556      7,857      8,878      8,913      9,138
  Shareowners' equity....................   25,522     23,678     21,092     17,400     18,100

---------------
(1) 1998 income from continuing operations includes $1.0 billion of nonoperational items, including restructuring and other charges as well as benefits from gains on sales and the adoption of a new accounting standard.

(2) 1995 income from continuing operations includes $2.0 billion of restructuring and other charges.

(3) AT&T did not restate its cash and cash equivalents for 1994 and 1995 to reflect the TCG merger.

TCI

     In the table below, we provide you with TCI's selected historical consolidated financial data. We prepared this information using TCI's consolidated financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998. We derived the consolidated income statement data below for each of the three years ended December 31, 1998 and the consolidated balance sheet data at December 31, 1998 and 1997 from financial statements audited by KPMG LLP, independent accountants. We derived the remaining data from unaudited consolidated financial statements.

     This data is provided solely as a convenience and includes the results of the new Liberty Media Group which are consolidated in the TCI financial statements. New Liberty Media Group will be accounted for as an equity investment by AT&T. See "Selected Pro Forma Condensed Financial Information."

                                                         AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------------
                                                     1998         1997      1996      1995      1994
                                                 -------------   -------   -------   -------   -------
                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues.....................................     $ 7,351      $ 7,570   $ 8,022   $ 6,506   $ 4,682
  Operating income (loss)......................         (59)         849       632       542       788
  Net income (loss)............................       1,943         (561)      292      (183)       91
  Cash dividends declared per common share.....           0            0         0         0         0
BALANCE SHEET DATA:
  Cash and cash equivalents(1).................     $   419      $   244   $   444   $   118   $    74
  Total assets.................................      41,851       32,477    30,169    25,429    19,148
  Total debt, including capital leases.........      14,052       15,250    14,926    13,211    11,162
  Shareowners' equity..........................      10,868        4,506     4,178     4,461     2,578

---------------
(1) TCI generally uses all available cash to repay debt. Accordingly, TCI's cash and cash equivalent balances are comprised primarily of the cash and cash equivalent balances of certain of TCI's majority-owned subsidiaries. Such cash and cash equivalent balances are intended to be applied to the liquidity requirements of such majority-owned subsidiaries and it is not anticipated that any portion of such cash and cash equivalent balances would be distributed or otherwise made available to TCI.

SELECTED PRO FORMA CONDENSED FINANCIAL INFORMATION

     On March 9, 1999, the merger with TCI closed, with each share of TCI Group Series A common stock converted into 0.7757 shares of AT&T common stock and each share of TCI Group Series B stock converted into 0.8533 shares of AT&T common stock. In addition, the shareowners of TCI's Liberty Media Group and TCI Ventures Group were issued a separate new Liberty Media Group tracking stock by AT&T. Although the new Liberty Media Group is a 100% owned subsidiary of AT&T, it will be accounted for as an equity investment since AT&T does not have a controlling financial interest in its operations. In addition, as a tracking stock, all of its earnings or losses are excluded from the earnings available to the holders of AT&T common stock. AT&T has no obligation to provide financial support to, or otherwise assist, the new Liberty Media Group. In addition, the new Liberty Media Group may not incur debt which:

     - has recourse to any member or assets of AT&T; or

     - exceeds 25% of its total capitalization (other than refinancing of existing debt) if such excess debt would adversely affect the credit rating of AT&T.

     In the table below, we provide you with unaudited selected pro forma condensed financial information for AT&T as if the TCI merger, certain merger-related asset transfers and the charter amendments relating to the combination of Liberty Media Group and TCI Ventures Group had been completed on January 1, 1998 for income statement purposes and on December 31, 1998 for balance sheet purposes. The pro forma financial information was prepared using the purchase method of accounting with AT&T treated as acquiror.

     This unaudited selected pro forma information reflects certain assumptions including the following: (a) $9.5 billion of additional borrowings and related interest expense to fund the merger-related asset transfers and share repurchase program at a mix of 20% short term and 80% long term; and (b) preliminary allocation of the purchase price to TCI assets and liabilities. This allocation is subject to the completion of a study, undertaken by AT&T, to determine the fair value of certain of TCI's assets and liabilities. Upon completion of this study, AT&T will make appropriate purchase accounting adjustments.

     This unaudited selected pro forma condensed financial information should be read in conjunction with the separate historical financial statements and accompanying notes of AT&T and TCI that are incorporated by reference in the prospectus supplement. You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations or financial position that would have been achieved if the TCI merger, certain merger-related asset transfers and the charter amendments relating to the combination of Liberty Media Group and TCI Ventures Group had taken place earlier or of the results of operations or financial position of AT&T after the completion of such transactions.

                                                                AT OR FOR THE
                                                                 YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
                                                                (IN MILLIONS)
INCOME STATEMENT DATA:
  Revenues..................................................      $ 59,426
  Income from continuing operations(1)......................         3,989
  Income from continuing operation available to the AT&T
     common shareholder(2)..................................         3,764
  Weighted-average AT&T common shares.......................         2,093
  Weighted-average AT&T common shares and potential common
     shares.................................................         2,174
BALANCE SHEET DATA:
  Cash and cash equivalents.................................      $  3,505
  Total assets(3)...........................................       138,098
  Short-term debt...........................................         4,010
  Long-term debt, including capital leases..................        24,870
  Shareowners' equity - AT&T................................        44,514
  Shareowners' equity - Liberty Media Group.................        23,351

---------------
(1) Income from continuing operations after dividend requirements on preferred stock.

(2) Income from continuing operations available to the AT&T common shareholder excludes the results of the new Liberty Media Group.

(3)  Includes goodwill associated with the TCI merger.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our unaudited historical ratios of earnings to fixed charges.

    YEAR ENDED DECEMBER 31,
1998  1997   1996   1995   1994
----  ----   ----   ----   ----
10.6   9.1   11.1    7.9   10.1

     For the purpose of calculating the ratio:

     - earnings have been calculated by adding fixed charges to income before income taxes, and by deducting therefrom interest capitalized during the period and our share of the undistributed income in less-than-fifty-percent-owned affiliates; and

     - fixed charges comprise total interest, including capitalized interest, and the portion of rental expense representative of the interest factor.

                                USE OF PROCEEDS

     Our net proceeds from the sale of the notes after deducting expenses are estimated to be $7,903,020,000 and are expected to be applied towards refunding commercial paper and general corporate purposes.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the 5.625% notes due 2004 (the "2004 Notes"), the 6.000% notes due 2009 (the "2009 Notes") and the 6.500% notes due 2029 (the "2029 Notes", and collectively with the 2004 Notes and the 2009 Notes, the "Notes") should be read in conjunction with the statements under "Description of the Notes" in the prospectus dated February 26, 1999. If this summary differs in any way from the "Description of the Notes" in the prospectus, you should rely on this summary.

GENERAL

     Our Notes will be issued under an indenture, dated as of September 7, 1990, between us and The Bank of New York, as trustee (the "Trustee"), as amended by the First Supplemental Indenture, dated as of October 30, 1992, between us and the Trustee (such indenture, as amended, including the provisions deemed a part thereof, or superseding provisions thereof, pursuant to the Trust Indenture Reform Act of 1990 (P.L. 101-550), being hereinafter referred to as the "Indenture"), and constitute a separate series under the Indenture. The 2004 Notes will bear interest at the rate of 5.625% per annum and will mature on March 15, 2004. The 2009 Notes will bear interest at the rate of 6.000% per annum and will mature on March 15, 2009. The 2029 Notes will bear interest at the rate of 6.500% per annum and will mature on March 15, 2029. We will issue our Notes in fully registered form only and in denominations of $1,000 and integral multiples thereof.

     We may issue definitive Notes in the limited circumstances set forth in "Description of the Notes -- Book-Entry System" below. If we issue definitive Notes, principal of and interest on our Notes will be payable in the manner described below, the transfer of our Notes will be registrable, and our Notes will be exchangeable for Notes bearing identical terms and provisions, at the office of The Bank of New York, our paying agent (the "Paying Agent," which term includes any successor paying agent) and registrar for our Notes (the "Registrar," which term includes any successor registrar), currently located at 101 Barclay Street, New York, NY 10286 and at the office of Banque Generale du Luxembourg S.A. as the Luxembourg paying agent (the "Luxembourg Paying Agent"), currently located at 50, Avenue J.F. Kennedy, L-2951, Luxembourg; provided, that payment of interest, other than interest at maturity or upon redemption, may be made by check mailed to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date. Notwithstanding the foregoing, (1) the Depositary (as defined) as holder of our Notes or (2) a holder of more than $5 million in aggregate principal amount of Notes in definitive form, can require the Paying Agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States, by sending appropriate wire transfer instructions as long as the Paying Agent receives the instructions not less than ten days prior to the applicable interest payment date. The principal and interest payable in U.S. dollars on a Note at maturity or upon redemption will be paid by wire transfer of immediately available funds against presentation of a Note at the office of the Paying Agent or the Luxembourg Paying Agent.

     We will pay interest on our Notes in arrears on each September 15 and March 15, beginning September 15, 1999, to the persons in whose names our Notes are registered at the close of business on September 1 and March 1 preceding the respective interest payment date, at the respective annual rates set forth on the cover page of this prospectus supplement.

OPTIONAL REDEMPTION

     Our Notes will be redeemable, as a whole or in part, at our option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of our Notes. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and:

     - 10 basis points for the 2004 Notes

     - 15 basis points for the 2009 Notes

     - 20 basis points for the 2029 Notes

     In the case of each of clause (1) and (2), accrued interest will be payable to the redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 2004 Notes, the 2009 Notes, or the 2029 Notes, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Chase Securities Inc., Deutsche Bank Securities Inc., First Chicago Capital Markets, Inc., Lehman Brothers Inc., J.P. Morgan Securities Inc. and NationsBanc Montgomery Securities LLC and their respective successors. If any of the foregoing shall cease to be a primary U.S.

Government securities dealer (a "Primary Treasury Dealer"), we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on such Note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on such Note to such redemption date.

     On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes of any series are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

BOOK-ENTRY SYSTEM

     Our Notes will be issued in the form of one or more fully registered global notes ("Global Notes") which will be deposited with, or on behalf of The Depository Trust Company ("DTC" or the "Depositary") as the depositary, and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC (a "participant"). Investors may elect to hold interests in the Global Notes through either DTC (in the United States) or Cedelbank or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of Euroclear (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Cedelbank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedelbank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the names of their respective depositaries (the "U.S. Depositaries") on the books of DTC. Citibank, N.A. will act as the U.S. Depositary for Cedelbank and The Chase Manhattan Bank will act as the U.S. Depositary for Euroclear. Except under circumstances described below, our Notes will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Notes.

     So long as the Depositary or its nominee is the registered owner of the Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of our Notes represented by the Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have Notes represented by the Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Principal and interest payments on Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes. None of we, the Trustee, any paying agent or registrar for our Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that the Depositary for our Notes or its nominee, upon receipt of any payment of principal or interest, will credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary or its nominee. We also expect that payments by participants to owners of beneficial interest in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     If the Depositary is at any time unwilling or unable to continue as depositary and a successor Depositary is not appointed by us within 90 days, we will issue Notes in definitive form in exchange for the Global Notes. In addition, we may at any time and in our sole discretion determine not to have our Notes represented by the Global Notes and, in such event, will issue our Notes in definitive form in exchange for the Global Notes. In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of Notes represented by the Global Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us. Our definitive Notes can be transferred by presentation for registration to the Registrar at its New York or Luxembourg offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the Trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.

     The Depositary has advised us as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The Depositary has also advised us that the Depositary's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, the Depositary's ability to perform its services properly is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom the Depositary acquires services to impress upon them the importance of such services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to the Depositary, the foregoing information with respect to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Cedelbank has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Cedelbank holds securities for its customers ("Cedelbank Customers") and facilitates the clearance and settlement of securities transactions between Cedelbank Customers through electronic book-entry changes in accounts of Cedelbank Customers, thereby eliminating the need for physical movement of certificates. Cedelbank provides to Cedelbank Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a bank, Cedelbank is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Cedelbank Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedelbank Customer either directly or indirectly.

     Distributions with respect to our Notes held beneficially through Cedelbank will be credited to cash accounts of Cedelbank Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedelbank.

     Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to our Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

     Euroclear has also advised us that investors that acquire, hold and transfer interests in our Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and our Global Notes.

     Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

     We have appointed Banque Generale du Luxembourg as the Luxembourg Paying Agent. We will maintain a paying and transfer agent in Luxembourg as long as our Notes are listed on the Luxembourg Stock Exchange. For as long as our Notes are listed on the Luxembourg Stock Exchange, we will publish any changes as to the identity or location of the Luxembourg Paying Agent in a leading daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

PAYMENT OF ADDITIONAL AMOUNTS

     We will, subject to the exceptions and limitations set forth below, pay as additional interest on our Notes such additional amounts as are necessary so that the net payment by us or a paying agent of the principal of and interest on our Notes to a person that is not a United States Holder (as defined below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of our Notes had no such withholding or deduction been required.

     Our obligation to pay additional amounts shall not apply:

          (1) to a tax, assessment or governmental charge that is imposed or withheld solely because the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder:

             (a) is or was present or engaged in trade or business in the United States or has or had a permanent establishment in the United States;

             (b) has a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

             (c) is or has been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax; or

             (d) is or was a "10-percent shareholder" of AT&T as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision;

          (2) to any holder that is not the sole beneficial owner of our Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

          (3) to a tax, assessment or governmental charge that is imposed or withheld solely because the holder or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of our Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (4) to a tax, assessment or governmental charge that is imposed other than by withholding by AT&T or a paying agent from the payment;

          (5) to a tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

          (7) to any tax, assessment or other governmental charge any paying agent must withhold from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

          (8) in the case of any combination of the above items.

     Our Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "-- Redemption Upon a Tax Event," we do not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

REDEMPTION UPON A TAX EVENT

     If (a) we become or will become obligated to pay additional amounts as described herein under the heading "-- Payment of Additional Amounts" as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, or (b) a taxing authority of the United States takes an action on or after the date of this prospectus supplement, whether or not with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may, at our option, redeem, as a whole, but not in part, our Notes on any interest payment date on not less than 30 nor more than 60 calendar days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that we determine, in our business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under our Notes. No redemption pursuant to (b) above may be made unless we shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described herein under the heading "-- Payment of Additional Amounts" and we shall have delivered to the Trustee a certificate, signed by a duly authorized officer stating, that based on such opinion we are entitled to redeem our Notes pursuant to their terms.

FURTHER ISSUES

     We may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking equally and ratably with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes. Any further notes shall be issued subject to an agreement supplemental to the Indenture.

NOTICES

     Notices to holders of our Notes will be published in authorized newspapers in The City of New York, in London, and, so long as our Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times and in Luxembourg in the Luxemburger Wort. We will be deemed to have given such notice on the date of each publication or, if published more than once, on the date of the first such publication.

                            CLEARING AND SETTLEMENT

     Initial settlement for our Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Cedelbank Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedelbank and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Cedelbank Customers or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving our Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedelbank Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

     Because of time-zone differences, credits of our Notes received in Cedelbank or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following DTC settlement date. Such credits or any transactions in our Notes settled during such processing will be reported to the relevant Cedelbank Customers or Euroclear Participants on such business day. Cash received in Cedelbank or Euroclear as a result of sales of our Notes by or through a Cedelbank Customer or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Cedelbank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of our Notes among participants of DTC, Cedelbank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

                        UNITED STATES TAX CONSIDERATIONS

     In the opinion of Ephraim M. Brecher, Vice President-Taxes and Tax Counsel of AT&T, the following statements describe the material United States federal income tax consequences of the ownership and disposition of Notes to initial holders of the Notes purchasing the Notes at the public offering price set forth on the cover page of this prospectus supplement. These statements are based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. These statements address only the tax consequences to initial holders holding Notes as capital assets within the meaning of section 1221 of the Code. They do not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, United States Holders (as defined below) whose functional currency (as defined in Code Section 985) is not the U.S. dollar, persons holding Notes in connection with a hedging transaction, "straddle", conversion transaction or other integrated transaction, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of the Notes should consult their tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

     As used herein, a "United States Holder" of a Note means a beneficial owner that is for United States federal income tax purposes: (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (c) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (d) any other person whose income from a Note is effectively connected with the conduct of a United States trade or business.

     As used herein, the term "United States Alien Holder" means a beneficial owner of a Note that is, for United States federal income tax purposes, (a) a nonresident alien individual, (b) a foreign corporation, (c) a nonresident alien fiduciary of a foreign estate or trust or (d) a foreign partnership one or more of the members of which is a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

  Payments of Interest

     Interest on a Note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for federal income tax purposes.

  Sale, Exchange or Retirement

     Upon the sale, exchange or retirement of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement of the Note and the holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder. The amount realized excludes any amounts attributable to unpaid qualified stated interest accrued between interest payment dates and not previously included in income, which will be includible in income as interest in accordance with the U.S. Holder's method of accounting. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the Note has been held for more than one year. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, the limitations on the deductibility of capital losses.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

     Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

          (a) payments of principal, interest and premium on the Notes by AT&T or its paying agent to any United States Alien Holder will be exempt from the 30% United States federal withholding tax, provided that (i) such Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of AT&T entitled to vote,
     (ii) such Holder is not a controlled foreign corporation related, directly or indirectly, to AT&T through stock ownership, and (iii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

          (b) a United States Alien Holder of a Note will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of such Note, unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or, generally, such individual has a "tax home" in the United States or
     (ii) such gain is effectively connected with the Holder's conduct of a trade or business in the United States; and

          (c) a Note held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death will not be subject to United States federal estate tax, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of AT&T entitled to vote and, at the time of such individual's death, payments with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

     The certification requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of a Note certifies on IRS Form W-8, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) such beneficial owner files such Form W-8 with the withholding agent or (ii) in the case of a Note held on behalf of the beneficial owners by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received the Form W-8 from the Holder and furnishes the withholding agent with a copy thereof. With respect to Notes held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, unless a foreign partnership has entered into a withholding agreement with the IRS, for interest and disposition proceeds paid with respect to a Note after December 31, 1999, the foreign partnership will be required (and may be permitted earlier), in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

     If a United States Alien Holder of a Note is engaged in a trade or business in the United States, and if interest on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular United States income tax on such effectively connected income, generally in the same manner as if it were a United States Holder. See "Tax Consequences to United States Holders" above. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the withholding agent a properly executed IRS Form 4224 (or, by January 1, 2000, a Form W-8) to claim an exemption from withholding tax. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to such effectively connected income, subject to certain adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current United States federal income tax law, information reporting requirements apply to certain payments of principal, premium and interest made to, and to the proceeds of sales before maturity by, non-corporate United States Holders. In addition, a 31% backup withholding tax will apply if the non-corporate United States Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, is his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     Backup withholding will not apply to payments made on a Note if the certifications required by Sections 871(h) and 881(c) as described above are received, provided that AT&T or its paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

     Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or (iv) in the case of payments made after December 31, 1999, a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     United States Alien Holders of Notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a United States Alien Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the principal amount of Notes set forth opposite the name of such underwriter.

                                            PRINCIPAL        PRINCIPAL        PRINCIPAL
                                            AMOUNT OF        AMOUNT OF        AMOUNT OF
NAME                                        2004 NOTES       2009 NOTES       2029 NOTES
----                                      --------------   --------------   --------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated..............   $  780,000,000   $1,170,000,000   $1,170,000,000
Salomon Smith Barney Inc. .............      780,000,000    1,170,000,000    1,170,000,000
Blaylock & Partners, L.P. .............       55,000,000       82,500,000       82,500,000
BNY Capital Markets, Inc. .............       55,000,000       82,500,000       82,500,000
Chase Securities Inc. .................       55,000,000       82,500,000       82,500,000
Deutsche Bank Securities Inc. .........       55,000,000       82,500,000       82,500,000
First Chicago Capital Markets, Inc. ...       55,000,000       82,500,000       82,500,000
Lehman Brothers Inc. ..................       55,000,000       82,500,000       82,500,000
J.P. Morgan Securities Inc. ...........       55,000,000       82,500,000       82,500,000
NationsBanc Montgomery Securities
  LLC..................................       55,000,000       82,500,000       82,500,000
                                          --------------   --------------   --------------
     Total.............................   $2,000,000,000   $3,000,000,000   $3,000,000,000
                                          ==============   ==============   ==============

     The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

     AT&T has been advised by the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are acting as representatives, that they propose to offer some of the Notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the Notes to certain dealers at the public offering price less a concession not in excess of:

     -  .200% of the principal amount in the case of the 2004 Notes

     -  .275% of the principal amount in the case of the 2009 Notes

     -  .500% of the principal amount in the case of the 2029 Notes

     The underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of:

     -  .175% of the principal amount in the case of the 2004 Notes

     -  .250% of the principal amount in the case of the 2009 Notes

     -  .250% of the principal amount in the case of the 2029 Notes

     After the initial offering of the Notes to the public, the public offering prices and such concessions may be changed by the representatives.

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by AT&T in connection with the offering (expressed as a percentage of the principal amount of the Notes):

NOTES                                                         UNDERWRITING DISCOUNT
-----                                                         ----------------------
Per 2004 Note...............................................           .350%
Per 2009 Note...............................................           .450%
Per 2029 Note...............................................           .875%

     In addition to underwriting discounts, AT&T estimates it will incur expenses of approximately $2,400,000 in connection with the offering of the Notes. The underwriters will reimburse AT&T for $500,000 of these expenses.

     Purchasers of our Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

     Our Notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in our Notes, but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for our Notes.

     In connection with the offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.

     Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     AT&T has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

     In the ordinary course of their respective businesses, the underwriters and their respective affiliates have engaged, and may in the future engage, in commercial banking, general financing and/or investment banking transactions with us and certain of our affiliates.

OFFERING RESTRICTIONS

General

     Our Notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

     Each of the underwriters has agreed that it will not offer, sell or deliver any of our Notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to our Notes, in or from any jurisdiction except under circumstances that will to the best knowledge and belief of such underwriter result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on us except as set forth in the underwriting agreement.

United Kingdom

     Each underwriter has represented and agreed that it and each of its affiliates:

     (1) has not offered or sold and, prior to the expiry of the period of six months from the time of closing, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     (2) has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and

     (3) has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such documents may otherwise lawfully be issued or passed on.

Japan

     The Notes have not been and will not be registered under the Securities and Exchange Law of Japan and each of the underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly in Japan or to any resident of Japan, except pursuant to an exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws and regulations of Japan.

Hong Kong

     Each of the underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, the Notes by means of any document to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong).

                                 LEGAL OPINIONS

     Robert S. Feit, General Attorney and Assistant Secretary of AT&T, is passing upon the legality of our Notes for us. As of March 1, 1999, Mr. Feit owned 3,073 of our common shares (including restricted shares) and had options to purchase an additional 17,500 of our shares.

     Davis Polk & Wardwell of New York City is passing upon the legality of our Notes for the underwriters. Such firm from time to time acts as counsel for us.

                                    EXPERTS

     The consolidated balance sheets of AT&T as of December 31, 1998 and 1997 and the consolidated statements of income, changes in shareowners' equity and cash flows for each of the three years in the period ended December 31, 1998, incorporated by reference in the registration statement, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


     The consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which appear in the Current Report on Form 8-K, dated March 19, 1999, of AT&T, have been incorporated by reference herein in reliance upon the report, dated March 9, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



     The combined balance sheets of Liberty/Ventures Group as of December 31, 1998 and 1997, and the related combined statements of operations and comprehensive earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which appear in the Current Report on Form 8-K, dated March 19, 1999, of AT&T have been incorporated by reference herein in reliance upon the report, dated March 9, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Statements in this prospectus supplement that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements are necessarily estimates reflecting the best judgment of the senior management of AT&T and TCI and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefor, be considered in light of various important factors.

     The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus supplement and the other documents incorporated herein by reference, including, but not limited to, the December 31, 1998 Annual Report on Form 10-K of AT&T (including any amendments thereto) and TCI's financial results for the period ended December 31, 1998 (filed in AT&T's Form 8-K on March 22, 1997). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Neither AT&T nor TCI undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                      WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below:

     - Annual Report on Form 10-K for the year ended December 31, 1998, as amended on March 23, 1999

     - Current Report on Form 8-K filed on March 22, 1999 except as to the Management's Discussion and Analysis of Financial Condition and Results of Operation in Exhibit 99.1.

     You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

     AT&T Corp.
     23 Avenue of the Americas
     New York, NY 10013-2412
     Attn.: Secretary's Department, AT&T, Room 2420E
     (212) 387-5400

                              GENERAL INFORMATION

     Application has been made to list our Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of AT&T and a legal notice relating to the issuance of our Notes have been deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Indenture and AT&T's current annual and quarterly reports, as well as all future annual reports and quarterly reports, so long as any of our Notes are outstanding, will be made available at the main office of Banque Generale du Luxembourg S.A. in Luxembourg. Banque Generale du Luxembourg S.A. will act as intermediary between the Luxembourg Stock Exchange and AT&T and the holders of our Notes. In addition, copies of the annual reports and quarterly reports of AT&T may be obtained free of charge at such office.

     Our 2004 Notes have been assigned Euroclear and Cedel Common Code No. 9611339, International Security Identification Number (ISIN) US001957AU39 and CUSIP No. 001957AU3.

     Our 2009 Notes have been assigned Euroclear and Cedel Common Code No. 9611347, International Security Identification Number (ISIN) US001957AV12 and CUSIP No. 001957AV1.

     Our 2029 Notes have been assigned Euroclear and Cedel Common Code No. 9611355, International Security Identification Number (ISIN) US001957AW94 and CUSIP No. 001957AW9.

PROSPECTUS
---------------

                                   AT&T CORP.
                                $13,080,000,000
                                DEBT SECURITIES
                                 DEBT WARRANTS
                             ----------------------

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     We may list the securities on the New York Stock Exchange.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS FEBRUARY 26, 1999.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $13,080,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading Where You Can Find More Information.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

     - Annual Report on Form 10-K for the year ended December 31, 1997;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, as amended on January 8, 1999;

     - Current Reports on Form 8-K filed on January 16, 1998, March 2, 1998, July 6, 1998, October 16, 1998, as amended on January 8, 1999, October 21, 1998, December 8, 1998, January 8, 1999, and January 25, 1999; and

     - Proxy Statement dated January 8, 1999.

     We also incorporate by reference certain documents which Tele-Communications, Inc. has filed with the SEC:

     - Annual Report on Form 10-K for the year ended December 31, 1997, as amended on January 7, 1999 and January 12, 1999; and

     - Current Report on Form 8-K filed on January 7, 1999, as amended on January 11, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

          AT&T Corp.
          32 Avenue of the Americas
          New York New York 10013-2412
          Attn.: Secretary's Department, AT&T, Room 2420E
          (212) 387-5400

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

     We have filed exhibits with this registration statement that include the form of proposed underwriting agreement and indenture. You should read the exhibits carefully for provisions that may be important to you.

                                   AT&T CORP.

     AT&T Corp., a New York corporation, is among the world's communications leaders, providing voice, data and video telecommunications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish regional, domestic, international, local and Internet communication transmission services, including cellular telephone and other wireless services. AT&T also provides billing, directory and calling card services to support its communications business.

     On June 24, 1998, AT&T announced that it has agreed to acquire Tele-Communications, Inc. through a merger. In connection with the TCI transaction, AT&T will issue:

     - 0.7757 AT&T shares for each share of TCI Group Series A tracking stock,

     - 0.8533 AT&T shares for each share of TCI Group Series B tracking stock,

     - one share of newly created AT&T Liberty Media Group Class A or Class B tracking stock for each share of the corresponding series of Liberty Media Group Class A or Class B tracking stock, and

     - a cash payment in lieu of any fractional AT&T share.

     In the merger, AT&T will also exchange AT&T shares or AT&T Liberty Media Group common stock for shares of TCI convertible preferred stock.

     TCI, through its subsidiaries and affiliates, engages principally in the construction, acquisition, ownership and operation of cable television systems and the provision of satellite-delivered video entertainment, information and home shopping program services to various video distribution media, principally cable television systems. TCI common stock is currently divided into three groups, with each group intended to reflect the separate performance of a specified group of assets and businesses of TCI:

     - TCI Group tracking stock is intended to reflect the separate performance of the TCI Group, which consists primarily of TCI's domestic cable and telecommunications businesses,

     - Liberty Media Group tracking stock is intended to reflect the separate performance of the Liberty Media Group, which consists primarily of TCI's programming assets, and

     - TCI Ventures Group tracking stock is intended to reflect the separate performance of the TCI Ventures Group, which is comprised of TCI's principal international assets and businesses and substantially all of TCI's non-cable and non-programming assets.

     Following the TCI transaction, AT&T common stock will be divided into two groups, with each group intended to reflect the separate performance of a specified group of assets and businesses of AT&T:

     - AT&T common stock, par value $1.00 per share, which is intended to reflect the performance of the AT&T Common Stock Group, which will consist of the combined AT&T and the TCI Group, and

     - Liberty Media Group tracking stock, which is intended to reflect the performance of the Liberty Media Group, which will consist of all of the businesses conducted by the current Liberty Media Group and the current TCI Ventures Group after giving effect to certain asset transfers from the TCI Ventures Group to the TCI Group that were negotiated in connection with the TCI transaction.

     The TCI transaction is subject to approval by AT&T shareholders and TCI shareholders, as well as to certain other conditions. Assuming satisfaction of such conditions, the TCI transaction is expected to be completed in the first quarter of 1999.

     For more information regarding the TCI transaction, reference is made to the Proxy Statement/ Prospectus we filed with the SEC, Registration No. 333-70279, a copy of which is available to you upon request. See Where You Can Find More Information.

     AT&T was incorporated in 1885 under the laws of the State of New York and has its principal executive offices at 32 Avenue of the Americas, New York, New York 10013-2412. Our telephone number is 212-387-5400. Internet users can obtain information about AT&T and its services at http://www.att.com.

     All references to us in this prospectus include AT&T, its subsidiaries, and TCI, unless the context requires otherwise.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the offered securities for general corporate purposes including capital expenditures, repayment and refinancing of debt and acquisitions of licenses, assets, and businesses. The amount and timing of the sales of securities will depend on market conditions and the availability of other funds to us.

                       RATIO OF EARNINGS TO FIXED CHARGES


     Our ratio of earnings to fixed charges for each of the periods ended is as follows:


 NINE MONTHS ENDED
   SEPTEMBER 30,                                             YEAR ENDED DECEMBER 31,
-------------------  -------------------------------------------------------------------------------------------------------
    (UNAUDITED)                                                    (UNAUDITED)
-------------------  -------------------------------------------------------------------------------------------------------
       1998                 1997                 1996                 1995                 1994                 1993
-------------------  -------------------  -------------------  -------------------  -------------------  -------------------
        8.3                  9.1                 11.1                  7.9                 10.1                  7.1

     This ratio shows the coverage of earnings before income taxes to fixed charges, which consist primarily of interest and debt expense.


     For the purpose of calculating the ratio of earnings to fixed charges, we calculate earnings by adding fixed charges to income before income taxes, and by deducting both interest capitalized during the period and AT&T's share of the undistributed income in less-than-fifty-percent-owned affiliates. By fixed charges we mean total interest, including capitalized interest, and a portion of rentals, which we believe is representative of the interest factor of our rental expense.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture between us and The Bank of New York, as Trustee.

     This prospectus briefly outlines the main indenture provisions. The indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you.

     In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

GENERAL

     The debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture or otherwise. We may issue the debt securities in one or more series with the same or various maturities, at a price of 100% of their principal amount or at a premium or a discount.

     The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - The total principal amount of the debt securities

     - The percentage of the principal amount at which the debt securities will be issued

     - The date or dates on which principal will be payable and whether the debt securities will be payable on demand on any date

     - The interest rate or rates and the method for calculating the interest rate

     - The interest payment dates

     - Optional or mandatory redemption terms

     - Authorized denominations

     - The currency in which the debt securities will be denominated

     - Whether the principal of and any premium or interest is payable in a different currency than the currency in which the debt securities are denominated, including a currency other than U.S. dollars

     - The manner in which any payments of principal of and any premium or interest will be calculated, if the payment will be based on an index or formula

     - Whether the debt securities are to be issued as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders or in uncertificated form

     - Whether the debt securities will be issued as registered securities or as bearer securities

     - Information describing any book-entry features

     - Whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts

     - Any other terms

     We may issue debt securities of any series as registered securities or bearer securities or both. In addition, we may issue uncertificated securities. Unless we state otherwise in a prospectus supplement, we will not offer, sell or deliver any bearer debt securities, including any bearer securities issued in temporary or permanent global form, to any United States person. By United States person we mean a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any of its political subdivisions, or an estate or trust whose income is subject to United States federal income taxation regardless of its source.

PAYMENT AND TRANSFER

     Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register. We will pay interest on bearer securities when you present and surrender the interest coupon for that interest payment at the office of our paying agent located outside the United States.

     Bearer securities and coupons are transferable by delivery. Unless we describe other procedures in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement.

     You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations. A prospectus supplement will describe the procedures for exchanging bearer debt securities, if applicable. Registered debt securities can never be exchanged for bearer debt securities.

     Neither AT&T nor the Trustee will impose any service charge for any transfer or exchange of a debt security, however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

     Unless we indicate otherwise in a prospectus supplement, we will issue debt securities only in denominations of $25,000 and integral multiples of $1,000 over $25,000. If we issue debt securities in a foreign currency, we will specify the authorized denominations in the prospectus supplement.

     If we issue original issue discount debt securities, we will describe the special United States federal income tax and other considerations of a purchase of original issue discount debt securities in the prospectus supplement. Original issue discount debt securities are securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance.

COVENANTS

     We have agreed to some restrictions on our activities for the benefit of holders of the debt securities. The restrictive covenants summarized below will apply, unless the covenants are waived or amended, so long as any of the debt securities are outstanding. The prospectus supplement may contain different covenants. We have provided a Glossary at the end of this prospectus to define the capitalized words used in describing the covenants. In the covenants, all references to us mean AT&T Corp. only.

     Limitation on Secured Indebtedness. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Indebtedness unless we secure these debt securities to the same extent as such Secured Indebtedness. However, we may incur Secured Indebtedness without securing these debt securities if, immediately after incurring the Secured Indebtedness, the aggregate amount of all Secured Indebtedness and the discounted present value of all net rentals payable under leases entered into in connection with sale and leaseback transactions would not exceed 10% of Consolidated Net Tangible Assets. The aggregate amount of all Secured Indebtedness in the preceding sentence excludes Secured Indebtedness which is secured to the same extent as these debt securities and Secured Indebtedness that is being repaid concurrently. (Section 4.03).

     Limitation on Sale and Leaseback Transactions. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, enter into any lease longer than three years, excluding leases of newly acquired, improved or constructed property, covering any Principal Property of AT&T or any Restricted Subsidiary that is sold to any other person in connection with such lease, unless either

     - immediately thereafter, the sum of

        - the discounted present value of all net rentals payable under all such leases entered into after April 1, 1986 (except for any lease entered into by a Restricted Subsidiary before it became a Restricted Subsidiary) and

        - the aggregate amount of all Secured Indebtedness, excluding Secured Indebtedness which is secured to the same extent as these debt securities does not exceed 10% of Consolidated Net Tangible Assets, or

     - an amount equal to the greater of

        - the net proceeds to AT&T or a Restricted Subsidiary from such sale and

        - the discounted present value of all net rentals payable thereunder,

     is used within 180 days to retire long-term debt of AT&T or a Restricted Subsidiary. However, debt which is subordinate to these debt securities or which is owed to AT&T or a Restricted Subsidiary may not be retired. (Section 4.04)

CONSOLIDATION, MERGER OR SALE

     We have agreed not to consolidate with or merge into any other corporation or convey or transfer substantially all of our properties and assets to any person, unless

     - that person is authorized to acquire and operate our property and

     - the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform. (Section 5.01)

MODIFICATION OF THE INDENTURE

     Under the indenture, our rights and obligations and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Sections 9.01 & 9.02.)

EVENTS OF DEFAULT

     When we use the term Event of Default in the indenture, here are some examples of what we mean.

     Unless otherwise specified in a prospectus supplement, an Event of Default with respect to a series of debt securities occurs if:

     - we fail to pay the principal or any premium on any debt security when due

     - we fail to pay interest when due on any debt security for 90 days

     - we fail to perform any other covenant in the indenture and this failure continues for 90 days after we receive written notice of it from the Trustee or from the holders of 25% in principal amount of the outstanding debt securities of such series or

     - we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company for the benefit of our creditors

     The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. For the Events of Default applicable to a particular series of debt securities, see the prospectus supplement relating to such series.

     A default under our other indebtedness will not be a default under the indenture, and a default under one series of debt securities under the indenture will not necessarily be a default under another series.

     The Trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. By default we mean any event which is an Event of Default described above or would be an Event of Default but for the giving of notice or the passage of time. (Section 7.05)

     If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may require us to repay immediately:

     - the entire principal of the debt securities of such series or

     - if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement. (Section 6.01)

     The holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind this accelerated payment requirement or waive any past default or Event of Default or allow us to not comply with any provision of the indenture. However, among other things, they cannot waive a default in payment of principal of, premium, if any, or interest on, any of the debt securities of such series. (Sections 6.01 and 6.06)

     Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. (Section 7.01) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities. (Section 6.06)

     We are not required to provide the Trustee with any certificate or other document saying that we are in compliance with the indenture or that there are no defaults.

DEFEASANCE

     When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

     - we will be discharged from our obligations with respect to the debt securities of such series or

     - we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain Events of Default will no longer apply to us

     If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Such holders may look only to such deposited funds or obligations for payment.

     We must deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes. We must also deliver a ruling to such effect received from or published by the

United States Internal Revenue Service if we are discharged from our obligations with respect to the debt securities.

CONCERNING THE TRUSTEE

     The Trustee has loaned money to us and provided other services to us in the past and may do so in the future as a part of its regular business.

                          DESCRIPTION OF THE WARRANTS

     If indicated in a prospectus supplement, we may issue warrants to purchase debt securities, either attached to a different series of debt securities or as a separate offering. Warrants will be issued under a warrant agreement between us and a bank acting as warrant agent.

     This prospectus briefly outlines some of the terms of the warrant agreement, which has been filed as an exhibit to the registration statement. You should read the warrant agreement for provisions, summarized below, that may be important to you.

GENERAL

     The prospectus supplement relating to a series of warrants will include the specific terms of the series, as follows:

     - The offering price and currency

     - The date on which the right to exercise the warrants will commence and the date this right will expire

     - If the warrants are not continuously exercisable, the specific date or dates on which they can be exercised

     - Whether the warrants will be issued in individual certificates to holders or in the form of global securities held by a depositary on behalf of holders

     - The terms of the debt securities which holders of warrants can purchase and the price to be paid to us on such exercise

     - If the debt securities that can be purchased will be issued in bearer form, any restrictions applicable to such a purchase

     - If warrants are issued together with a series of debt securities, the name of such securities, their terms, the number of warrants accompanying each security, and the date the warrants and securities will become separately transferable

     - Any special tax implications of the warrants or their exercise

     - Any other specific terms of the warrants

TRANSFERS AND EXCHANGES

     A holder will be able to exchange warrant certificates for new warrant certificates of different denominations, or to transfer warrants, at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to exercise, holders of warrants will have none of the rights of holders of the underlying debt securities.

EXERCISE

     Holders will be able to exercise warrants up to 5:00 P.M. New York City time on the date set forth in the prospectus supplement as the expiration date. After this time, unless we have extended it, the unexercised warrants will be void.

     Holders of warrants may exercise them by delivering to the warrant agent at its corporate trust office the following:

     - Warrant certificates properly completed

     - Payment of the exercise price.

     As soon as practicable after such delivery, we will issue and deliver to the indicated holder the debt securities purchasable upon exercise. If a holder does not exercise all the warrants represented by a particular certificate, we will also issue a new certificate for the remaining number of warrants.

CONCERNING THE WARRANT AGENT

     The warrant agent will act solely for us in connection with the warrants and will not assume any fiduciary obligation to a warrant holder.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities (a) through underwriters or dealers; (b) through agents; or (c) directly to one or more purchasers.

SALE THROUGH UNDERWRITERS

     If we use underwriters in the sale, such underwriters will acquire the debt securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

SALE THROUGH AGENTS

     We may sell offered securities through agents designated by us. Unless indicated in the prospectus supplement, the agents have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

DIRECT SALES

     We also may sell offered securities directly. In this case, no underwriters or agents would be involved.

DELAYED DELIVERY CONTRACTS

     We may authorize underwriters or agents to solicit offers by certain institutions to purchase offered securities pursuant to delayed delivery contracts, with the following features:

     - The contracts provide for purchase of the securities at the public offering price but at a specified later date

     - Purchase of securities at the closing of such contracts is conditioned solely on the purchase being permissible under laws applicable to the purchasing institution

     - The contracts and purchasing institutions are subject to our approval

     - We will pay disclosed commissions to underwriters or agents if we accept any contract

GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933. Any discount or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act. We may also have agreements to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL OPINIONS


     Robert S. Feit, who is our General Attorney and Assistant Secretary, will issue an opinion about the legality of the offered securities for us. Davis Polk & Wardwell of New York City will issue such an opinion on behalf of any agent, underwriter or dealer. Davis Polk & Wardwell from time to time acts as counsel for us or our subsidiary companies.


                                    EXPERTS

     The consolidated balance sheets of AT&T as of December 31, 1997 and 1996 and the consolidated statements of income, changes in shareowners' equity and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Form S-3, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheets of Tele-Communications, Inc., and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedules, which appear in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc. have been incorporated by reference herein in reliance upon the reports, dated March 20, 1998, except for note 19 which is as of January 6, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports refer to a restatement of the consolidated financial statements and related financial statement schedules as of December 31, 1997 and for the year then ended.

     The combined balance sheets of TCI Group as of December 31, 1997 and 1996, and the related combined statements of operations, equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc. have been incorporated by reference herein in reliance upon the report, dated March 20, 1998, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the combined financial statements above refers to the effects of not consolidating the TCI Group's interest in the Liberty Media Group and the TCI Ventures Group for all periods that the TCI Group has an interest in the Liberty Media Group and the TCI Ventures Group, respectively.

     The combined balance sheets of Liberty/Ventures Group as of December 31, 1997 and 1996, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Current Report on Form 8-K, as amended by Form 8-K/A (Amendment No. 1), dated January 7, 1999, of Tele-Communications, Inc., have been incorporated by reference herein in reliance upon the report, dated March 20, 1998, except for notes 2 and 14, which are as of September 14, 1998, and January 6, 1999, respectively, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm of experts in accounting and auditing. The report refers to a restatement of the combined financial statements as of December 31, 1997 and for the year then ended.

     The combined balance sheets of Liberty Media Group as of December 31, 1997 and 1996, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc., have been incorporated by reference herein in reliance upon the report, dated March 20, 1998, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined balance sheets of TCI Ventures Group as of December 31, 1997 and 1996, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc., have been incorporated by reference herein in reliance upon the report, dated March 20, 1998, except for note 18 which is as of January 6, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report refers to a restatement of the combined financial statements as of December 31, 1997 and for the year then ended.

     The consolidated balance sheet of Telewest Communications plc and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc., have been incorporated by reference herein in reliance upon the report, dated March 19, 1998, of KPMG Audit Plc, chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of Cablevision Systems Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the years in the three-year period ended December 31, 1996, and the related financial statement schedule, which reports appear in the Current Report on Form 8-K, as amended by Form 8-K/A, (Amendment No. 2) of Tele-Communications, Inc., dated March 6, 1998, have been incorporated by reference herein in reliance upon the report, dated April 1, 1997, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of Sprint Spectrum Holding Company, L.P. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1997, which appear in the Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc. for the year ended December 31, 1997, incorporated in this Prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph referring to the emergence from the development stage), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of said firm given their authority as experts in accounting and auditing.

                                    GLOSSARY

     We have used the following definitions in describing the restrictive covenants that we have agreed to in the indenture. We describe these restrictive covenants in this prospectus under Description of the Debt Securities. You can also find the precise legal definitions of these terms in Section 1.01 of the indenture.

     "Secured Indebtedness" means:

     - indebtedness of AT&T or any Restricted Subsidiary secured by any lien upon any Principal Property or the stock or indebtedness of a Restricted Subsidiary or

     - any conditional sale or other title retention agreement covering any Principal Property or Restricted Subsidiary but does not include any indebtedness secured by any lien or any conditional sale or other title retention agreement:

        - outstanding on April 1, 1986

        - incurred or entered into after April 1, 1986 to finance the acquisition, improvement or construction of such property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction

        - on Principal Property or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or indebtedness

        - owing to AT&T or any other Restricted Subsidiary

        - existing at the time a corporation becomes a Restricted Subsidiary

        - incurred to finance the acquisition or construction of property in favor of any country or any of its political subdivisions and

        - replacing, extending or renewing any such indebtedness (to the extent such indebtedness is not increased).

     "Principal Property" means land, land improvements, buildings and associated factory, laboratory, office and switching equipment (excluding all products marketed by AT&T or any of its subsidiaries) constituting a manufacturing, development, warehouse, service, office or operating facility owned by or leased to AT&T or a Restricted Subsidiary, located within the United States and having an acquisition cost plus capitalized improvements in excess of
 .25 per cent of Consolidated Net Tangible Assets as of the date of such determination, other than any such property financed through the issuance of tax-exempt governmental obligations, or which the Board of Directors determines is not of material importance to AT&T and its Restricted Subsidiaries taken as a whole, or in which the interest of AT&T and all its subsidiaries does not exceed 50%.

     "Consolidated Net Tangible Assets" means the total assets of AT&T and its subsidiaries, less current liabilities and certain intangible assets (other than product development costs).

     "Restricted Subsidiary" means any subsidiary of AT&T which has substantially all its property in the United States, which owns or is a lessee of any Principal Property and in which the investment of AT&T and all its subsidiaries exceeds .25 per cent of Consolidated Net Tangible Assets as of the date of such determination, other than certain financing subsidiaries and subsidiaries formed or acquired after April 1, 1986 for the purpose of acquiring the business or assets of another person and that do not acquire all or any substantial part of the business or assets of AT&T or any Restricted Subsidiary. In addition, the Board of Directors of AT&T may designate any other subsidiary as a Restricted Subsidiary.

                              PRINCIPAL OFFICES OF
                                   AT&T CORP.
                           32 Avenue of the Americas
                            New York, New York 10013

                                    TRUSTEE
                              THE BANK OF NEW YORK
                               101 Barclay Street
                            New York, New York 10286

                    LUXEMBOURG STOCK EXCHANGE LISTING AGENT
                    AND LUXEMBOURG PAYING AND TRANSFER AGENT
                       BANQUE GENERALE DU LUXEMBOURG S.A.
                            50, Avenue J.F. Kennedy
                         L-2951 Luxembourg, Luxembourg

                                 LEGAL ADVISERS

                                 To AT&T Corp.
                            as to United States Law

                                 Robert S. Feit
                                General Attorney
                                   AT&T Corp.
                             295 North Maple Avenue
                        Basking Ridge, New Jersey 07920

                              To the Underwriters
                            as to United States Law

                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017

                             AUDITORS TO AT&T CORP.
                           PRICEWATERHOUSECOOPERS LLP
                          1301 Avenue of the Americas
                            New York, New York 10019